Exhibit 19

POLICIES AND PROCEDURES

Policy Name:	SpartanNash Company Insider Trading Policy
Document Owner:	Ileana McAlary, EVP Chief Legal Officer & Secretary	Effective:	August 23, 2023	Updated:	August 23, 2023
Responsible Executive:	Ileana McAlary, EVP Chief Legal Officer & Secretary		Editors:	Ileana McAlary, EVP Chief Legal Officer & Secretary

CONFIDENTIAL: This document is the property of SpartanNash and may not be copied or disclosed to others without authorization from the document owner or responsible executive. Additionally, this policy may not be amended or modified without the approval of the SpartanNash Chief Legal Officer.

Executive Summary

The Board of Directors (the “Board”) of SpartanNash Company (together with its subsidiaries, the “Company”) has adopted this policy regarding insider trading (this “Policy”). This Policy sets forth acceptable transactions in Company securities by our associates (including executive officers), members of the Board, advisors, and consultants (collectively, “Insiders”), and also applies to certain family members and affiliates of Insiders. All Insiders must:

Refrain from buying, selling, or gifting securities of the Company (or any other public company) while in possession of Material Nonpublic Information (as defined below);

Refrain from disclosing Material Nonpublic Information (as defined below) to others who might trade securities based on such information; and

Protect confidential Company information from unintended disclosure.

A good general rule of thumb: when in doubt, do not trade.

SpartanNash Company Insider Trading Policy, August 23, 2023 Page 1 of 11

Exhibit 19

Table of Contents

Purpose	3
Company Assistance	3
Individual Responsibility	3
Covered Individuals	3
Covered Transactions	4
Exceptions	4
Material Nonpublic Information	5
Prohibitions; Protection of Information	6
Additional Limitations and Requirements for Corporate Insiders	7
Preapproved Trading Plans for Corporate Insiders	9
Additional Restrictions for Corporate Insiders	9
Potential Civil and Criminal Penalties and Disciplinary Action	10
Reporting of Violations	10
Distribution of Insider Trading Policy	10

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Exhibit 19

Purpose

Preventing insider trading is necessary to comply with the federal securities laws and to preserve the integrity and reputation of the Company and that of all persons associated with the Company. The purpose of this Policy is to define the restrictions and procedures applicable to the purchase, gift, and/or sale of any type of securities that the Company may from time to time issue (“SpartanNash Securities”), including, without limitation, common stock, options to purchase common stock, debt securities, preferred stock, convertible debentures and exchange-traded options or other derivative securities and securities of other publicly traded companies by persons having access to Material Nonpublic Information (as defined below).

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be serious. Both the U.S. Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market investigate and are very effective at detecting insider trading. Cases have been successfully prosecuted against individuals as a result of trades involving only a small number of shares. There are no exceptions for small or “immaterial” transactions.

Company Assistance

Any person who has questions regarding this Policy or its application to any proposed trade may obtain additional guidance from the Company’s Chief Legal Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual. The Chief Legal Officer, or in his/her absence the designee in the Legal Department, shall be responsible for interpreting this Policy.

Individual Responsibility

Every Insider subject to this Policy has the individual responsibility to comply with this Policy. Individuals subject to this Policy are responsible for ensuring that certain family members and affiliates (as described under the “Covered Individuals” section below) also comply with the Policy. You may, from time to time, have to forgo a proposed trade in SpartanNash Securities or securities of another publicly traded company even if you planned on making the trade before learning of the Material Nonpublic Information (as defined below), and even though you believe you may suffer an economic loss or give up an opportunity for profit by waiting.

Covered Individuals

This Policy applies to:

• Insiders;

• Anyone who resides with an Insider in his/her respective households;

• Any family members who do not live with the above-designated persons, but whose transactions in SpartanNash Securities are directed by, or are subject to, their influence or control, such as parents or children;

• Any other person or entity, including a trust, corporation, partnership or other association, that effects a transaction in SpartanNash Securities which securities are beneficially owned by the above-designated persons, or any such entity controlled by the above-designated persons; and

Any other persons designated by the Chief Legal Officer as covered by this Policy because they have access to Material Nonpublic Information.

The individuals and entities described above are referred to as “Covered Individuals”.

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Exhibit 19

This Policy applies to all of the following: accounts in the name of Covered Individuals; accounts over which they exercise control; and accounts in which they have any direct or indirect financial or other beneficial interest. It is your obligation to make Covered Individuals affiliated with you aware of, and understand and comply with, the provisions and obligations of this Policy.

Covered Transactions

This Policy applies to all transactions in:

• any SpartanNash Securities; and

• the publicly traded securities of any entity, including customers and suppliers of the Company, where such entity enters into discussions or transactions with the Company regarding a significant contract or order, a combination or consolidation, merger, acquisition or similar transaction (each such entity, a “Public Company”).

Material Nonpublic Information (as defined below) is not limited to information regarding the Company. It is possible for an Insider to acquire Material Nonpublic Information about a Company business partner or prospective business partner (“Business Partner”).

If an Insider obtains Material Nonpublic Information regarding a Business Partner that relates to Company business, the Insider is prohibited from trading in the securities of the Company and the Business Partner. If an Insider obtains Material Nonpublic Information regarding a Business Partner that does not affect the Company (e.g., a new product launch, merger of the Business Partner and another company, etc.), then the Insider may not trade in the securities of the Business Partner or any other companies to which the information applies.

Exceptions

The exceptions to these restrictions are extremely limited. The trading restrictions under this Policy do not apply to:

1. The exercise of stock options granted by the Company using a “net share settlement” approach such that no shares are sold, and the exercise price and any taxes withheld are paid with shares surrendered to the Company, as permitted by the applicable stock option or equity compensation plan, as long as the person exercising the option is not in possession of Material Nonpublic Information at the time of the exercise. Any subsequent sale of any shares acquired pursuant to such exercise is subject to this Policy. Please remember that any transaction involving the sale of shares, including a broker-assisted cashless exercise of an option, is not exempt from this Policy.

2. Periodic purchases of Company common stock in the Savings Plus Plan through payroll deductions, provided that the initial election with respect to such deductions is not made while in the possession of Material Nonpublic Information.

3. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. Please remember that any transaction involving the market sale of previously restricted stock is not exempt from this Policy.

4. Transactions made under a trading plan that meets the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the requirements of this Policy relating thereto (“Rule 10b5-1 Trading Plan”).

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Exhibit 19

If you are unsure about whether or not one of these exceptions applies to your situation, you should exercise caution by not trading until you have an opportunity to fully consult with the Chief Legal Officer or his/her designee.

Material Nonpublic Information

Insider trading involves trading “on the basis of” Material Nonpublic Information (as defined below) or providing Material Nonpublic Information to other persons who may trade on the basis of that information. Under current U.S. federal securities laws, a person trades “on the basis of” Material Nonpublic Information about a security or entity if the person making the purchase, sale, or gift was aware of the Material Nonpublic Information when the person made the purchase, sale, or gift.

“Material Nonpublic Information” means Material Information that has not been disclosed generally to the investing public in a manner that complies with applicable securities laws (e.g., by a widely-disseminated press release or in a report furnished or filed with the SEC). The circulation of rumors, even if accurate and reported in the media, does not make information “public.” One common misconception is that Material Information loses its “nonpublic” status as soon as a press release is issued disclosing the information.

In fact, Material Information that has been broadly released to the public through appropriate channels is not considered to be “public” until investors and the financial community have had time to fully absorb the information; until such time, it should continue to be regarded as Material Nonpublic Information and an illegitimate basis for trading. As a general rule, information should not be considered “public” until two full trading days have passed following publication. For example, if the Company announces financial results on Monday after market close, the window period will begin at market open on Thursday. If the Company announces financial results on Monday before market open, the window period will begin at market open on Wednesday.

“Material Information” means information about a company that:

• would be considered by a reasonable investor to be important information in making a decision to buy, sell, or hold a security;

• when publicly disclosed, would be expected to significantly alter the total mix of information in the marketplace about such company; or

• when publicly disclosed, could reasonably be expected to have an effect on the price of such company’s securities.

Material Information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security – debt or equity. Some examples of Material Information include:

• significant mergers, divestitures, acquisitions, tender offers, joint ventures, or changes in assets, whether pending or proposed;

• changes in previously communicated guidance concerning earnings or results of operations;

• major management changes or changes in control;

• major restructuring actions, financing transactions or asset impairments and associated charges (such as those arising from a decision to exit a line of business);

• significant developments regarding customers or suppliers (e.g., acquisition or loss of a major contract);

• changes in auditors, or auditor notification that such company may no longer rely on the audit report;

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Exhibit 19

• events regarding such company’s securities (e.g., defaults; redemptions; splits; repurchase plans; changes in dividends; changes in rights of holders; offerings of additional securities);

• significant gains or losses in major business operations;

• significant employee terminations or layoffs;

• significant litigation against such company or any significant development relating to such litigation;

• knowledge of a significant data security, privacy or cybersecurity incident;

• significant regulatory approvals or challenges;

• impending bankruptcy, significant changes in debt levels or liquidity problems; and

• any other information that might have a significant impact on the market value of such company’s securities.

Any person who has a doubt about whether he/she is aware of Material Nonpublic Information concerning SpartanNash should contact the Chief Legal Officer at (616) 878-2200.

Prohibitions; Protection of Information

• Do not Trade While in Possession of Material Nonpublic Information

a. SpartanNash Securities. No Covered Individual shall engage in any transaction involving the purchase, sale, gifting, or, for Insiders, pledging (as described under the “Additional Restrictions on Trading” section below) of any SpartanNash Securities, or otherwise advise or assist any third-party trading in SpartanNash Securities, while aware of Material Nonpublic Information regarding SpartanNash or any of its securities.

b. Other Company’s Securities. Similarly, if a Covered Individual obtains Material Nonpublic Information with respect to any Public Company, he or she shall not engage in any transaction involving the purchase, gift, or sale of the Public Company’s securities. If an Insider is in possession of Material Nonpublic Information when his or her employment or service terminates, such Insider may not trade in SpartanNash Securities until such information has become public or is no longer Material Information.

• Do Not Disclose to Others Who Might Trade

Covered Individuals must not communicate Material Nonpublic Information to any person who does not need that information for a legitimate business purpose, or recommend to anyone the purchase or sale of securities when aware of Material Nonpublic Information about the company involved. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not actually trade and did not receive a portion of the proceeds from another person’s trading. Both the “tipper” (the person giving the tip to someone else) and the “tippee” (the person receiving the tip) have liability under U.S. securities laws.

Tippees inherit an insider’s duties to keep confidential corporate information and are liable for trading on material, nonpublic information illegally provided to them by a corporate insider. In other words, if you receive an inside “tip,” you become a de facto insider and cannot trade while in possession of the information until after it becomes public.

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Exhibit 19

Similarly, tippees who pass the information along to others who trade may also be found liable, even if the tippee passes the information but does not trade him or herself. Individuals can obtain Material Nonpublic Information by receiving tips from others or through, among other things, conversations at social, business or other gatherings.

• Protect Material Nonpublic Information

In order to reduce the possibility that Material Nonpublic Information will be inadvertently disclosed:

• You must treat Material Nonpublic Information as confidential, exercise the utmost caution in preserving the confidentiality of that information, and should not discuss it with any other person who does not need to know it for legitimate business purposes.

• You should refrain from discussing information relating to the Company, any of its subsidiaries, or any Public Company, in public places where such discussions can be overheard.

• If you become aware of a leak of Material Nonpublic Information, whether inadvertent or otherwise, you should report the leak immediately to the Chief Legal Officer.

Holds. The Chief Legal Officer of the Company may, from time to time, notify Insiders, or some subset of Insiders, that purchases, sales, and gifts of SpartanNash Securities should be suspended until further notice. Upon receipt of such a notice, all who receive it should cancel any outstanding unfilled purchase and sale orders previously placed with brokers and should refrain from purchasing, selling or gifting any SpartanNash Securities or arranging any new transactions of SpartanNash Securities until further notice.

Such notifications generally will not state the reason for the hold. It should be cautioned that the existence of a hold on purchases, gifts, and sales may itself be Material Information. Insiders should not communicate the existence of a hold except to the extent absolutely necessary to prevent securities transactions by persons for whom they are responsible.

Additional Limitations and Requirements for Corporate Insiders

The following provisions of the Policy apply to:

• all members of the Board;

• all the individuals identified as executive officers in the Company’s most recently filed annual report on Form 10-K;

• any other person designated as an executive officer by the Board;

• family members or other persons living in the same household as the above-designated persons, any family members who do not live with the above-designated persons but whose transactions in SpartanNash Securities are directed by, or are subject to, their influence or control, such as parents or children, as well as any other person or entity, including a trust, corporation, partnership or other association, which securities are beneficially owned by one of the above-designated persons or which is controlled by one of the above-designated persons.

• any other person designated as a Corporate Insider by the Chief Legal Officer.

The individuals and entities described above are collectively referred to as “Corporate Insiders.”

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Exhibit 19

Trading Windows. The risk of allegations of trading on inside information is minimized if Corporate Insiders limit their purchases, sales, and gifts of SpartanNash Securities to periods when the general public has recently received current financial information about the Company. Except as the Chief Legal Officer may expressly authorize in advance and in writing, Corporate Insiders must limit their purchases, sales, and gifts of SpartanNash Securities to the period beginning on the third trading day after the Company releases its quarterly financial results to the general public and continuing for the period set forth below (such period, the “Trading Window”):

a. 15 trading days following the release of first quarter and third quarter results; and

b. 20 trading days following the release of second quarter and fourth-quarter and year-end results.

For the purposes of this section, a “trading day” is a day on which the Nasdaq Stock Market (or other national securities exchange on which the Company’s common stock is traded) is open for trading.

In addition, all trades by Corporate Insiders must be pre-cleared, as described more fully below, even when the trade is within a Trading Window.

Purchases of SpartanNash Securities made pursuant to the Savings Plus Plan or Associate Stock Purchase Plan need not be confined to the periods above, as long as the decision to participate in either such plan is made at a time when the Corporate Insider would be eligible to purchase or sell SpartanNash Securities during a Trading Window described above, and at a time when the Corporate Insider was not in possession of Material Nonpublic Information. Additionally, purchases of SpartanNash Securities made pursuant to a valid pre-existing Rule 10b5-1 Trading Plan need not be confined to the periods above, as described more thoroughly in the “Preapproved Trading Plans for Corporate Insiders” section below.

Even when a contemplated trade falls within a Trading Window, purchases, sales, and gifts should not, in any event, be made if and when the Corporate Insider is in fact in possession of Material Nonpublic Information. In addition, from time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Corporate Insiders are prohibited from trading in or gifting SpartanNash Securities.

Pre-Clearance of Trading

All purchases, sales and other transactions in SpartanNash Securities by Corporate Insiders must be pre-cleared by the Chief Legal Officer or his/her designee. Prior to initiating any trade in SpartanNash Securities, all Corporate Insiders must deliver to Human Resources, a completed “Request for Clearance to Engage in Transactions in SpartanNash Securities” application form, which is attached to this Policy, at least two business days in advance of the proposed transaction.

Clearance, if granted, will generally be valid for the duration of the Trading Window in which such clearance was granted, unless earlier revoked by the Chief Legal Officer. Notwithstanding the foregoing, a Corporate Insider may not make any purchases or sales of SpartanNash Securities at any time she or he is aware of any Material Nonpublic Information relating to the Company.

We also require that all Corporate Insiders submit to Human Resources a copy of any trade order or confirmation relating to the purchase, sale, or gift of SpartanNash Securities with a broker other than UBS. Section 16 Officers must report any such purchase, sale or gift of SpartanNash Securities to the Chief Legal Officer in advance of any trades or gifts taking place. This information is necessary to enable the Company to monitor trading by Corporate Insiders and ensure that all such trades are properly reported.

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Exhibit 19

Preapproved Trading Plans for Corporate Insiders

Rule 10b5-1 of the Exchange Act provides an affirmative defense against insider trading liability for a transaction done pursuant to a written plan, or a binding contract or instruction, entered into in good faith at an earlier time when the Corporate Insider was not aware of Material Nonpublic Information, even though the trade in question may occur at a time when the person is aware of Material Nonpublic Information.

The Company may, in appropriate circumstances, permit trades pursuant to a trading program that complies with Rule 10b5-1 to take place outside the Trading Windows described above, provided that the Rule 10b5-1 Trading Plan is approved pursuant to Company policies and procedures.

Insiders who wish to establish a Rule 10b5-1 Trading Plan should refer to the Company’s Guidelines for Rule 10b5-1 Trading Plans which are attached as Exhibit A hereto.

Individual transactions that take place pursuant to an approved Rule 10b5-1 Trading Plan need not be pre-cleared in the manner described above. However, note that trades made pursuant to Rule 10b5-1 Trading Plans outside of UBS, the Company’s broker, must still be reported to Human Resources within one business day of any such transaction. The Company reserves the right to bar any transactions in SpartanNash Securities or other securities, even those pursuant to previously approved Rule 10b5-1 Trading Plans.

Directors and officers may not engage in any “hedging” transactions (such as “collar” transactions, contingent or forward sales, or other similar or related transactions) if they are trading in SpartanNash Securities pursuant to a Rule 10b5-1 Trading Plan. Please see the Company's Policy on Hedging and Pledging Company Stock for more information.

Additional Restrictions for Corporate Insiders

Short Sales. Federal securities laws generally, and the Company’s policy, prohibit “short” sales by Corporate Insiders. Corporate Insiders may not directly or indirectly sell any SpartanNash Securities if the person selling the security does not own the security or, if he or she owns the security, the person does not deliver it against such sale within 20 days after the sale or does not mail or otherwise make customary arrangements for delivery of the security within five days after the sale.

Hedging and Pledging. The Company's policy on hedging and pledging SpartanNash Securities prohibits executive officers and directors from: (a) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of SpartanNash Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, or collars); and (b) pledging or otherwise encumbering SpartanNash Securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. Please see the Company’s Policy on Hedging and Pledging Company Stock for more information.

Trading on a Short-Term Basis. The Company’s policy prohibits Corporate Insiders from trading in SpartanNash Securities on a short-term basis; any SpartanNash Securities purchased other than through the exercise of a stock option must be held for a minimum of six months.

Bids and Purchases During a Distribution. Regulation M under the Securities Act regulates trading by certain persons interested in a distribution of securities. On occasion, the Company may issue SpartanNash Securities in a general public offering or in a business combination in exchange for the securities of the company to be acquired. In these transactions, Regulation M will prohibit certain trading by the Company and its directors and officers during the period the Company distributes SpartanNash Securities. At least one day prior to the filing date of the Company’s registration statement for the securities to be offered, the Company and its directors and officers must cease bidding for or purchasing SpartanNash Securities to be distributed.

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Exhibit 19

Potential Civil and Criminal Penalties and Disciplinary Action

The penalties for violation of insider trading laws are severe. An individual who trades on (or tips) Material Nonpublic Information is subject to U.S. civil penalties of up to three times the profit gained or loss avoided, U.S. criminal penalties of up to $5,000,000, and/or up to 20 years in jail, as well as any penalties, civil or criminal, under the applicable insider trading laws of other jurisdictions. If the Company fails to take appropriate steps to prevent insider trading, the Company and its Directors, officers and other supervisory personnel may be subject to civil penalties of up to the greater of $1,000,000 or three times the profit gained or loss avoided. The Company may also be subject to potential criminal penalties of up to $25,000,000.

Insiders who fail to comply with this Policy will be subject to appropriate disciplinary action, including ineligibility for participation in any Company equity compensation plan or termination of employment, whether or not the failure to comply is also a violation of law.

Reporting of Violations

Any Insider who violates the prohibitions against insider trading described in this Policy or knows of any such violation by any other person, must report the violation immediately to the Chief Legal Officer.

Distribution of Insider Trading Policy

The Chief Legal Officer of the Company will cause a copy of the Insider Trading Policy to be distributed or made available to all Insiders. All Insiders must confirm their receipt and understanding of the policy to the Chief Legal Officer in writing. The Chief Legal Officer of the Company may authorize variances in the procedures set forth in this Policy, provided that those variances are consistent with the general purpose of this Policy and applicable securities laws. Any such variance must be confirmed in writing.

Inquiries regarding any of the provisions or procedures of this Policy should be directed to the Chief Legal Officer (616-878-2200).

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Exhibit 19

Revision Log

Version:	Date:	Editors:	Description of change:
0.0	[Date]	[Name, Title]	Released

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Exhibit 19

POLICIES AND PROCEDURES

Policy Name:	SpartanNash Company Guidelines for Rule 10b5-1 Trading Plans
Document Owner:	Ileana McAlary, EVP Chief Legal Officer & Secretary	Effective:	August 23, 2023	Updated:	August 23, 2023
Responsible Executive:	Ileana McAlary, EVP Chief Legal Officer & Secretary		Editors:	Ileana McAlary, EVP Chief Legal Officer & Secretary

CONFIDENTIAL: This document is the property of SpartanNash and may not be copied or disclosed to others without authorization from the document owner or responsible executive. Additionally, this policy may not be amended or modified without the approval of the SpartanNash Chief Legal Officer.

Executive Summary

SpartanNash Company (together with its subsidiaries, the “Company”) prohibits all Insiders, including directors, officers, associates, advisors and consultants who work with us from buying or selling securities when any such persons are aware of Material Nonpublic Information about the Company. The only exception to this prohibition is for transactions by Corporate Insiders conducted pursuant to a written trading plan that meets the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the conditions set forth in these guidelines (the “Guidelines”). We refer to such plans as “Rule 10b5-1 Trading Plans.” Capitalized terms not defined in these guidelines have the meaning provided in the SpartanNash Company Insider Trading Policy.

Any Corporate Insider who wishes to enter into a Rule 10b5-1 Trading Plan must obtain approval of such Rule 10b5-1 Trading Plan. Approval may be withheld in the Company’s sole discretion. To implement a plan, you must first complete a Request for Clearance to Engage in Transactions in SpartanNash Securities and submit the completed form and proposed plan to the Chief Legal Officer for approval.

These Guidelines are subject to all federal securities laws requirements, including any final rules that may be adopted by the Securities and Exchange Commission relating to 10b5-1 plans.

SpartanNash Company Guidelines for Rule 10b5-1 Trading Plans, August 23, 2023 Page 1 of 5

Exhibit 19

Table of Contents

Executive Summary	1
Table of Contents	2
Affirmative Defense under Rule 10b5-1	3
Broker	3
Restrictions	3
Approval	5

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Exhibit 19

Affirmative Defense under Rule 10b5-1

Rule 10b5-1 provides a defense from insider trading liability. To be eligible to rely on this defense, a Corporate Insider must enter into a written trading plan for transactions in SpartanNash Securities that meets certain conditions specified in Rule 10b5-1. If a trading plan meets the requirements of Rule 10b5-1, our securities may be purchased or sold under the Rule 10b5-1 Trading Plan without regard to certain insider trading restrictions, such as the possession of Material Nonpublic Information.

Rule 10b5-1 requires that a person enter into a written plan in good faith and when he or she is not aware of Material Nonpublic Information. Once a Rule 10b5-1 Trading Plan is adopted, the Corporate Insider who entered into the Rule 10b5-1 Trading Plan may not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Once a Rule 10b5-1 Trading Plan is in place, the Corporate Insider should not trade in SpartanNash Securities that are subject to that plan, even during open Trading Windows, except with the prior written approval of the Company’s Chief Legal Officer.

Broker

We have selected UBS as the brokerage firm with which any associate may establish a Rule 10b5-1 Trading Plan.

The number of shares of SpartanNash Securities to be sold, the price at which the shares may be sold or the date(s) on which the shares may be sold under such a plan shall be determined by the person entering into the Rule 10b5-1 Trading Plan. The plan should also have a beginning and ending date. UBS can help you devise the trading parameters that meet your specific requirements. In order to initiate the process for implementing a Rule 10b5-1 Trading Plan with UBS, you should contact the Company’s Director of Benefits or his/her delegate at 616-878-2699.

Restrictions

The following restrictions apply to all Rule 10b5-1 Trading Plans entered into by our Corporate Insiders:

• You may not enter into, modify or terminate a Rule 10b5-1 Trading Plan during a blackout period or while you are in possession of Material Nonpublic Information. All plans must be executed during a Trading Window. Additionally, all plans must include representations that (a) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws, and (b) that you are not in possession of any Material Nonpublic Information regarding the Company at the time of adoption of the plan.

• You may have only one active plan at a time and it must be the sole outstanding Rule 10b5-1 Trading Plan for such Corporate Insider, unless an exception is approved in advance by the Chief Legal Officer after evaluating whether any such additional plan would be permitted by Rule 10b5-1.

• A plan may not be entered into, terminated, or modified without the prior approval of the Chief Legal Officer and only during an open Trading Window. Early terminations of, or modifications to, a Rule 10b5-1 Trading Plan are strongly discouraged as any modification may eliminate the legal protection against claims of insider trading provided for all prior transactions under the plan. Approval of any modification or termination will be reserved for highly unusual or extraordinary circumstances.

In any event, entry into new plans and amendments or terminations of existing plans can only be made when the participant does not possess Material Nonpublic Information. Amendments of existing plans must meet all requirements of a newly adopted plan, as if adopted on the date of modification.

SpartanNash Company Guidelines for Rule 10b5-1 Trading Plans, August 23, 2023 Page 3 of 5

Exhibit 19

• Any Rule 10b5-1 Trading Plan must have a duration of at least six (6) months and no more than twenty four (24) months.

• For Company directors and Section 16 officers, no trade under a Rule 10b5-1 Trading Plan may be triggered earlier than the later to occur of (i) 90 days after the date the Rule 10b5-1 Trading Plan is executed or modified, or (ii) 2 business days after the filing of the Company’s Form 10-Q (or Form 10-K for any plan executed or modified during the fourth fiscal quarter) for the fiscal quarter in which the plan was executed or modified, up to a maximum of 120 days after the date the plan is executed. For other Corporate Insiders, such individuals may not commence purchases or sales under a Rule 10b5-1 Trading Plan until at least thirty (30) calendar days following the date you entered into or modified the Rule 10b5-1 Trading Plan. For the avoidance of doubt, a plan may not have its first transaction during the Trading Window in which it is executed.

• If such Rule 10b5-1 Trading Plan is a single-trade plan, it must be the sole single-trade plan within any consecutive 12-month period.

• During the term of a Rule 10b5-1 Trading Plan, you should have no communications with UBS’s 10b5-1 Group, with the exception of trade execution notices.

• In general, when you have a Rule 10b5-1 Trading Plan in effect, you should avoid undertaking any discretionary trades (including any discretionary option exercises followed by sales of shares of Company common stock). Sales outside of the Rule 10b5-1 Trading Plan will be viewed in hindsight (possibly in the context of litigation) and, in certain circumstances, could undermine the legal protection otherwise provided by the Rule 10b5-1 Trading Plan. Trades outside the Rule 10b5-1 Trading Plan could also be viewed, in certain circumstances, as violating the prohibition against entering into any corresponding or hedging transaction during the term of the plan. If, notwithstanding the foregoing, you wish to undertake a discretionary trade, you may do so only if you have obtained the approval of the Chief Legal Officer.

• Suspensions in transactions under a Rule 10b5-1 Trading Plan are strongly discouraged as a suspension may eliminate the legal protection against claims of insider trading provided for all prior transactions under the plan. You must notify the Chief Legal Officer of any proposed suspension of your Rule 10b5-1 Trading Plan at least two (2) business days prior to the proposed suspension date.

• You or UBS must provide prompt notice of each transaction under your Rule 10b5-1 Trading Plan so that the Company can timely file a Form 4 report with respect to such transaction, if applicable and provided such information regarding your trading activity is provided to the Company in the manner contemplated by these Guidelines. Such notice shall be provided to Human Resources.

• If you are a Company director or Section 16 officer, you or UBS must, on a timely basis, make any required filings of Form 144 with respect to transactions under your Rule 10b5-1 Trading Plan.

Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 Trading Plan for the entire duration of the plan.

SpartanNash Company Guidelines for Rule 10b5-1 Trading Plans, August 23, 2023 Page 4 of 5

Exhibit 19

Approval

Any Rule 10b5-1 Trading Plan must be submitted for approval to the Chief Legal Officer, at least five (5) business days prior to entry into the plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Trading Plan will be required.

If a proposed plan does not conform to Rule 10b5-1 or to these Guidelines, it may be rejected.

Revision Log

Version:	Date:	Editors:	Description of change:
0.0	[Date]	[Name, Title]	Released

SpartanNash Company Guidelines for Rule 10b5-1 Trading Plans, August 23, 2023 Page 5 of 5